Exhibit 10.3

Transocean

Special Transition Severance Plan

for Shore-Based Employees

SUMMARY PLAN DESCRIPTION AND PLAN DOCUMENT

Effective

November 27, 2007 through November 27, 2009

Transocean

Special Transition Severance Plan

For Shore-Based Employees

SUMMARY PLAN DESCRIPTION AND PLAN DOCUMENT

(Effective November 27, 2007 through November 27, 2009)

1.             Purpose of the Plan

The Transocean Special Transition Severance Plan for Shore-Based Employees (the “Plan”) was adopted effective for the period November 27, 2007 through November 27, 2009 (the “Severance Protection Period”). The purposes of the Plan are:

(a)           to make Severance Benefits available to eligible Affected Employees to financially assist with their transition following involuntary termination of employment with an Employer, other than for Cause, during the Severance Protection Period; and

(b)           to resolve any possible claims arising out of employment, including the Affected Employee’s termination, by providing eligible Affected Employees with benefits in return for a Waiver and Release.

The Plan is voluntarily offered by the Employers, and benefits under the Plan are not required by any legal obligation other than the Plan itself. All references to specific plans herein include successor plans thereto.

The Plan supersedes, amends and restates all prior severance plans, practices and policies (other than individual contracts providing for severance benefits) in effect with any Employer, specifically including the Transocean Executive Severance Policy and the GlobalSantaFe Severance Program for Shorebased Staff Personnel; provided, however, that the Transocean Executive Change of Control Severance Benefit policy remains in effect and is not superseded by the Plan. Such prior severance plans, practices and policies are discontinued and terminated with respect to all Affected Employees eligible for a benefit under the Plan.

The benefits provided under the Plan shall not duplicate the benefits provided to an Affected Employee under any other severance or termination plan, policy, arrangement or agreement.

2.             Definitions

As used in the Plan, the following terms shall have the following meanings (and the singular includes the plural, unless the context clearly indicates otherwise):

Adjusted Service Date:  The date determined by the Plan Administrator based on periods of active employment service time (net service time). Net service time for Employees with no breaks in service equals the cumulative time of active employment from the Employee’s original date of hire to the Employee’s Termination Date. Net service time for Employees with breaks in service equals the sum of all active employment periods, provided that (i) breaks in service of less than 31 calendar days are not deducted from the calculation of net service time and (ii) net service time does not include periods of inactive employment, including but not limited to, short term disability, long term disability, standby time, other approved leaves of absence (whether paid or unpaid), and paid periods of layoff or severance. Net service time includes periods of active employment with Global Marine Inc. and Santa Fe Corporation.

Affected Employee: An individual who (i) is employed by Transocean, GlobalSantaFe or any of their Affiliates as of the day immediately prior to the Closing Date and remains continuously employed by Transocean or its Affiliates until his Termination Date, (ii) is an “Employee” (as defined below) as of his Termination Date, (iii) is not covered by an individual employment or severance agreement with an Employer as of his Termination Date, (iv) is not eligible to participate in the Transocean Executive Change of Control Severance Benefit policy as of his Termination Date, (v) is terminated involuntarily and not for Cause during the Severance Protection Period, and (vi) timely executes the required form of Waiver and Release.

Affiliate:  Transocean, and any corporation that, together with Transocean, is a member of a controlled group of corporations under Code Section 414(b) or is under common control pursuant to Code Section 414(c).

Base Pay:  The Affected Employee’s annual base salary or pay, excluding bonuses, overtime, commissions, cost-of-living adjustments, special pay related to foreign assignment, and other irregular or extra compensation, as of his Termination Date. Hourly base pay will be converted to a weekly amount by multiplying the Affected Employee’s hourly rate by the Affected Employee’s regularly scheduled hours per week, excluding overtime hours. “Weekly Base Pay” equals Base Pay divided by 52, and “Monthly Base Pay” equals Base Pay divided by 12.

Cause:  Unacceptable or inadequate employment performance, including but not limited to, failure to perform the Affected Employee’s job (i) at a level consistent with the Affected Employee’s performance level prior to the Closing Date, or (ii) in an acceptable manner; misconduct; dishonesty; acts detrimental or destructive to Transocean or its Affiliates or to any employees or property of Transocean or its Affiliates; or a violation of any applicable Employer employment policies of which the Affected Employee has, or should have, knowledge.

Closing Date:  The closing date of the merger between Transocean Inc., GlobalSantaFe Corporation, and Transocean Worldwide Inc., as contemplated by that certain Agreement and Plan of Merger dated as of July 21, 2007.

COBRA:  The Consolidated Omnibus Budget Reconciliation Act of 1985, currently embodied in Code Section 4980B, which provides for continuation of group health plan coverage in certain circumstances.

COBRA Rate:  The cost of continued coverage under COBRA, which is 102% of the full group rate (including the employee’s share and the Employer’s share of the group coverage cost plus a 2% administrative fee).

Code:  The Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

Company Seniority Date:  The date reflected on Transocean’s records evidencing a continuous period of employment with Transocean. If hired before January 1, 2000, seniority is recognized as based on the seniority date with the original hiring company (i.e., Transocean, Transocean Offshore, Sedco Forex or R&B Falcon). Employees terminated due to a reduction in workforce by Transocean and subsequently rehired within 12 months of such termination are credited with previous seniority time, exclusive of any period not employed by Transocean. If an Employee was terminated for cause or resigned, and in either case was subsequently rehired, the Employee’s seniority will recommence at the rehire date with no credit for the period of previous employment (or the period not employed by Transocean). For this purpose, resignation also includes the refusal of a position offered while employed or laid-off.

Employee:  An “Employee” means each active, regular, full-time, shore-based employee of an Employer who is paid on an Employer’s U.S.-dollar payroll, as paid from the Houston or Barbados payroll department, and excludes any employee paid pursuant to a rig pay scale and any employee not classified by an Employer or an Affiliate as a “regular full-time employee.”  Further, the definition of “Employee” excludes (a) any employee covered by a collective bargaining agreement that does not specifically provide for his coverage under the Plan, (b) any person, regardless of whether such person is treated as an employee for income tax purposes, who has agreed in writing to be treated as other than an employee, and (c) any person subject to U.S. income tax whose compensation is reported to the Internal Revenue Service on a form other than Form W-2 or whose compensation is reported on a Form W-2 solely by a person or entity other than an Employer. The determination of whether an Employee is paid on an Employer’s U.S.-dollar payroll will be made by the Plan Administrator in its sole discretion.

For purposes of this definition, “full-time” means regularly scheduled employment for at least 30 hours per week. Except as required under the Family and Medical Leave Act of 1993 (“FMLA”) or the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) or any other applicable law, an individual on any unpaid leave from an Employer, an individual receiving short-term disability benefits (including salary continuation) or long-term disability benefits under a program offered by an Employer, or an individual receiving worker’s compensation benefits will not be considered an active Employee until the individual’s return to active service of an Employer.

Employer:  Transocean, GlobalSantaFe, or any Affiliate (as the context requires) that participates in the Plan pursuant to Section 13 hereof.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended.

Expatriate Commuter:  An employee working on a rotational basis outside his country of origin.

Expatriate Resident:  An employee working in a shore-based position outside his country of origin (includes an employee working on an Expatriate Resident Project or Expatriate Resident Temporary Assignment).

Expatriate Resident Commuter:  An employee working in a shore-based position that is paid on one of the Employer’s U.S.-dollar payrolls, and (i) who works in an expatriate resident position but commutes due to the living conditions of the assigned country, or (ii) who works in a roving position.

Expatriate Resident Project:  An employee working in a shore-based position outside his country of origin on a specific project assignment for a planned duration of one year or longer.

Expatriate Resident Temporary Assignment:  An employee working in a shore-based position outside his country of origin on a specific project assignment for a planned duration of longer than three months but no more than one year.

GlobalSantaFe:  GlobalSantaFe Corporation, a company incorporated under the laws of the Cayman Islands, and any affiliated companies, as it existed immediately prior to the Closing Date.

Plan:  The Transocean Special Transition Severance Plan for Shore-Based Employees, as set forth in this document.

Plan Administrator:  The person or persons appointed by Transocean to serve as plan administrator, as further described in Section 19 hereof.

Qualifying Events:  The events described in Section 3(a) hereof.

Retirement Date:  The date as of which the Affected Employee (or in the event of his death, his spouse or beneficiary) receives a lump-sum distribution or commences receipt of monthly retirement payments under any of the GlobalSantaFe Retirement Plan for Employees, the GlobalSantaFe Non-U.S. Retirement Plan, the Transocean U.S. Retirement Plan or the Transocean International Retirement Plan.

Service:   The sum of (i) those periods reflected in the Affected Employee’s Company Seniority Date for Transocean Employees or Adjusted Service Date for GlobalSantaFe Employees and (ii) the period of the Affected Employee’s active, regular (not temporary), full-time employment with an Employer or Affiliate, whether or not shore-based and whether or not on a U.S.-dollar payroll, from and after the Merger Closing Date and ending on the Affected Employee’s Termination Date. “Service” specifically does not include the length of the Severance Continuation Period.

Severance Benefit:  A benefit described in Section 4 hereof.

Severance Continuation Period:  The period of time, commencing on the day immediately following the Termination Date, equal to the total number of weeks, or portions thereof, if applicable, of Weekly Base Pay that an Affected Employee is entitled to receive as a Severance Benefit under the Plan.

Severance Protection Period:  November 27, 2007 through November 27, 2009.

Termination Date:  The date immediately following the date an Employee terminates active employment with the Employer and upon which the Employee’s involuntary termination shall take effect.

Transocean:  Transocean Inc., a company incorporated under the laws of the Cayman Islands, and any successor thereto.

U.S.:  United States of America.

U.S. National Resident:  An employee working in a shore-based position in the U.S. who is a U.S. citizen, U.S. national resident or non-U.S citizen hired in the U.S. to work in the U.S.

Waiver and Release:  The legal document in which an Affected Employee, in exchange for certain benefits under the Plan, releases each Employer and all other Affiliates, their agents, servants, employees, officers, directors, insurance carriers, employee benefit plans, and trustees, fiduciaries and agents of such plans, and any and all other persons, firms, organizations and corporations from liability and damages arising from or in connection with the Affected Employee’s employment or the cessation of his employment by the Employer or any other Affiliate and agrees, among other things, to certain restrictions on disclosure of confidential information and solicitation of employees of the Employer or any other Affiliate. Such Waiver and Release shall be in the applicable form attached hereto as Exhibit A or Exhibit B.

Waiver and Release Requirement:  The requirement that an Affected Employee in exchange for certain benefits under the Plan: (i) execute and return to the Plan Administrator, by the date established by the Plan Administrator for such purpose, a Waiver and Release, and (ii) not revoke the Waiver and Release within the seven-day period following its execution and return.

3.             Eligibility for Severance Benefit

(a)           Qualifying Events

An Affected Employee will receive a Severance Benefit under the Plan only if all of the following events occur:

(i)            the Affected Employee is terminated involuntarily and not for Cause during the Severance Protection Period;

(ii)           the Affected Employee remains employed by his Employer in good standing and at a satisfactory level of performance until the Termination Date; and

(iii)          the Affected Employee fulfills the Waiver and Release Requirement.

Each eligible Affected Employee is hereby advised to consult an attorney before signing a Waiver and Release.

(b)           Disqualifying Events

NO Severance Benefit will be paid if any of the following events occur:

(i)            the Affected Employee’s termination of employment results from death, disability, or except as otherwise required by law, layoff during an unpaid leave of absence; or

(ii)           the Affected Employee is offered a similar shore-based position with equivalent duties, pay and benefits by an Employer or an Affiliate, whether or not the Affected Employee accepts the position; or

(iii)          the Affected Employee accepts a shore-based position with an Employer or an Affiliate, regardless of the level of Base Pay; however, the Employee may again become eligible if he subsequently experiences the Qualifying Events while the Plan is in effect; or

(iv)          the Affected Employee fails to return all property and materials of each Employer and all Affiliates to his supervisor or other appropriate representative(s) of the Employer and the Affiliates no later than the Affected Employee’s Termination Date; or

(v)           in connection with any sale or other transfer of any business or assets of any Employer, the Affected Employee remains in substantially the same job regardless of whether a change of employers is a result of such sale or transfer; or

(vi)          the Affected Employee fails to fulfill the Waiver and Release Requirement.

4.             Benefit Calculation and Payment of Severance Benefit

The amount of Severance Benefit will be based on the Affected Employee’s (a) Base Pay, (b) Service and (c) pay in lieu of notice, determined as follows:

(a)           Base Pay: one month of Monthly Base Pay for every $20,000 of the Affected Employee’s Monthly Base Pay; plus

(b)           Service:

(i)            For Affected Employees with 10 or fewer years of Service: one week of Weekly Base Pay for every year of Service; or

(ii)           For Affected Employees with 10 or more through 20 years of Service: one week of Weekly Base Pay for every year of Service through 10 years, plus two weeks of Weekly Base Pay for every year of Service in excess of 10 years; or

(iii)          For Affected Employees with more than 20 years of Service: one week of Weekly Base Pay for every year of Service through 10 years, plus two weeks of Weekly Base Pay for every year of Service in excess of 10 years through 20 years, plus three weeks of Weekly Base Pay for every year of Service in excess of 20 years; plus

(c)           Pay in Lieu of Notice: two weeks of Weekly Base Pay.

The Severance Benefit will be prorated for Base Pay in excess of each $20,000 increment and for partial years of Service. The “Pay in Lieu of Notice” component is provided whether or not an Affected Employee timely receives notice of termination.

The Severance Benefit will equal the sum of the following:

(i)            the number of months determined under Section 4(a) above (including prorated months for partial increments of Base Pay over $20,000 and multiples thereof) multiplied by the Affected Employee’s Monthly Base Pay; plus

(ii)           the number of weeks determined under Section 4(b) above (including prorated partial weeks) multiplied by the Affected Employee’s Weekly Base Pay; plus

(iii)          the number of weeks set forth under Section 4(c) above multiplied by the Affected Employee’s Weekly Base Pay.

The Severance Continuation Period is determined by dividing the Affected Employee’s Severance Benefit by the Affected Employee’s Weekly Base Pay.

Notwithstanding the above, the amount of an Affected Employee’s Severance Benefit shall not be less than 26 weeks nor more than 104 weeks of the Affected Employee’s Weekly Base Pay. Furthermore, amounts payable under the Plan shall be offset by any amounts payable to the Affected Employee under any other severance plan (including the Cash Termination Indemnity Plan) or agreement, but shall not be offset by any rig-based and shore-based retention bonus plans.

Additionally, any Affected Employee who is either a U.S. citizen or working in the U.S. and over the age of 39 years on his Termination Date is eligible for an additional $2,000 lump sum, when applicable. This payment shall not be included in the determination of the minimum and maximum weeks of Severance Benefit available.

Except as indicated in (x) and (y) below, the Severance Benefit will be paid as salary continuation during the Affected Employee’s Severance Continuation Period, and will be disbursed in payroll checks in accordance with the Affected Employee’s payroll schedule in effect on his Termination Date.

(x) If an Affected Employee is a participant in a defined benefit retirement plan sponsored by an Employer on his Termination Date, and the sum of his actual Service on his Termination Date and the length of his Severance Continuation Period equals less than five years, the Affected Employee will receive a lump-sum distribution of his Severance Benefit.

(y) If an Affected Employee is a participant in the Transocean International Retirement Plan, a defined contribution plan, on his Termination Date, and the sum of his actual Service on his Termination Date and the length of his Severance Continuation Period equals less than two years, the Affected Employee will receive a lump-sum distribution of his Severance Benefit.

Section 9 of the Plan provides for the payment of the Severance Benefit in the event of the death of the Affected Employee.

5.             Additional Benefits

An Affected Employee who satisfies all the requirements for any Severance Benefit under the Plan, including the Waiver and Release Requirement, will be entitled to the following benefits in addition to the Severance Benefit, subject to the terms of the governing plans or successor plans:

(a)           Defined Benefit Retirement Plans

If an Affected Employee (i) is an active participant in the Transocean U.S. Retirement Plan, the GlobalSantaFe Retirement Plan for Employees, or the GlobalSantaFe Non-US. Retirement Plan on his Termination Date, (ii) does not receive a lump-sum distribution of his Severance Benefit, and (iii) is not specifically excluded from eligibility for the following benefits under the terms of the applicable retirement plan, such Affected Employee’s retirement plan calculation will be adjusted as follows:

(i)            The Affected Employee’s age will be his actual age at the end of the Severance Continuation Period;

(ii)           The Affected Employee’s “Credited Service” and “Vesting Service” will include the Severance Continuation Period;

(iii)          In (i) and (ii) above, the age, “Credited Service” and “Vesting Service” so credited will be limited to the length of the Severance Continuation Period between the Affected Employee’s Termination Date and Retirement Date;

(iv)          The Affected Employee’s pensionable earnings will include the Severance Benefit paid during the Severance Continuation Period, but only through the Affected Employee’s Retirement Date; and

(v)           If an Affected Employee is rehired by an Employer or Affiliate during the Severance Continuation Period, no additional age or service credit will be granted on or after the date of re-hire.

Rules governing non-discrimination testing may apply and limit benefits for certain highly compensated employees. In addition, rules governing limits of eligible income and payments under a qualified plan may limit benefits payable from a qualified retirement plan. Affected Employees whose benefit will be affected by these limits will be notified and payments may be made from the non-qualified plan or plans in which an Affected Employee is otherwise eligible to participate.

(b)           Defined Contribution Retirement Plans

(i)            If an Affected Employee is a participant in the Transocean International Retirement Plan on his Termination Date and does not receive a lump-sum distribution of his Severance Benefit, the Affected Employee will continue to be eligible to receive defined contribution plan employer contributions throughout the Severance Continuation Period.

In addition, the Affected Employee’s service under the Transocean International Retirement Plan will be increased by the length of the Severance Continuation Period; provided, however, that such service credit will be limited to the period between the Affected Employee’s Termination Date and Retirement Date.

Defined contribution plan employee contributions are not allowed during the Severance Continuation Period.

(ii)           If an Affected Employee is a participant in the GlobalSantaFe 401(k) Savings Plan on his Termination Date, the Affected Employee’s account in the GlobalSantaFe 401(k) Savings Plan will be fully vested as of his Termination Date. No Affected Employee may make employee contributions, nor will any employer contributions be made on behalf of the Affected Employee, to the GlobalSantaFe 401(k) Savings Plan following the Affected Employee’s Termination Date.

(c)           Medical Plan, Dental Plan and Employee Assistance Plan

Affected Employees shall be eligible to elect continued medical and/or dental coverage, including eligible dependent coverage for dependents covered on the Affected Employee’s Termination Date, at the applicable active employee rate beginning on the Termination Date and continuing until the earlier of the date the Affected Employee is eligible for other employer coverage or the expiration of the Severance Continuation Period.

Affected Employees shall also be eligible for continued coverage in the Employer’s employee assistance plan.

An Affected Employee classified as a U.S. National Resident, Expatriate Resident or Expatriate Resident Commuter who repatriates to the U.S. will be eligible for medical and/or dental coverage under and subject to the governing provisions of the applicable U.S.-based health care plan and will be required to pay the active employee rate for such plan, if elected.

An Affected Employee who (i) was employed by Transocean or an Affiliate immediately prior to the Closing Date, (ii) is classified as an Expatriate Resident or Expatriate Resident Commuter, and (iii) will be residing outside the U.S., shall be eligible for the Transocean International Group Medical and Dental Benefits Plan, and if an Affected Employee elects such coverage, will participate in and be required to pay the active employee rate during the Severance Continuation Period as if in Expatriate Commuter status.

An Affected Employee who (i) was employed by GlobalSantaFe or its subsidiaries immediately prior to the Closing Date, (ii) is classified as an Expatriate Resident or Expatriate Resident Commuter, and (iii) will be residing outside the U.S., shall be eligible for medical and/or dental coverage under the applicable U.S-based health care plan or BUPA plan, and if an Affected Employee elects such coverage, will participate in and be required to pay the active employee rate for such plan during the Severance Continuation Period.

The Severance Continuation Period shall run concurrently with the COBRA coverage period, if applicable, and the Affected Employee may be entitled to continue coverage pursuant to the provisions of COBRA for any remaining COBRA coverage period (as measured from the Termination Date), as applicable, at the COBRA Rate after the Severance Continuation Period ends.

Affected Employees not eligible for COBRA coverage may elect to continue coverage after the Severance Continuation Period for any remaining period up to a total of 18 months (as measured from the Termination Date) at a rate equal to 102% of the total employee and Employer cost of coverage.

The benefits described in this Section supersede and replace any and all continuation of medical, dental and employee assistance coverage otherwise provided to Affected Employees upon termination of employment to the extent allowable by law.

All medical plan coverages, dental plan coverages, and contribution rates are subject to change at any time and from time to time.

(d)           Retiree Medical

If an Affected Employee elects a Retirement Date during the Severance Continuation Period, the Affected Employee may elect the Employer’s applicable retiree medical coverage, provided that the election is made within 30 days of the end of the Severance Continuation Period. If elected, retiree medical coverage will begin on the day immediately following the cessation in the applicable active employee medical plan and participation in the applicable active employee medical plan described in Section 5(c) above will cease as of the end of the Severance Continuation Period.

If, on or before the end of the Severance Continuation Period, an Affected Employee is at least age 50 years, has completed at least 10 years of Service and the sum of his age and years of Service equals at least 65, the Affected Employee shall be eligible to elect retiree medical coverage, including dependent coverage, under the retiree medical plan for which the Affected Employee is eligible or will become eligible to participate at such time as he retires. For the purpose of determining retiree medical coverage eligibility, age shall be the Affected Employee’s actual age at the end of the Severance Continuation Period and any service requirement shall be determined by using the sum of Service and the length of the Severance Continuation Period. The Affected Employee is responsible for paying the applicable retiree rate per the current retiree rate schedule.

An Affected Employee who (i) was employed by Transocean or its Affiliates immediately prior to the Closing Date, (ii) is classified as an Expatriate Resident or Expatriate Resident Commuter, and (iii) resides outside the U.S., may elect either the Transocean U.S. Group Medical Benefits Plan retiree coverage or an additional 12 months of Transocean International Group Medical Benefits Plan coverage, and if an Affected Employee so elects, with participation and contribution rates determined as if Expatriate Commuter status.

Regardless of age and/or Service, Affected Employees of an Employer who are eligible to retire and who have been grandfathered in their eligibility for retiree medical coverage shall continue to be eligible for retiree medical coverage as stated in the grandfathered terms and conditions as set forth in the applicable summary plan descriptions.

The Affected Employee must elect retiree medical coverage within 30 days after the last day of his Severance Continuation Period as a condition to receipt of retiree medical coverage.

Retiree medical coverage may be terminated at any time and for any reason. All retiree medical contribution rates are subject to change at any time and from time to time.

(e)           Outplacement Assistance

Affected Employees will be offered outplacement assistance for such period and in such manner as Transocean may determine in its sole discretion. Transocean will determine the provider of the outplacement assistance. An Affected Employee will be notified of the provision of outplacement assistance.

6.             All Other Benefit Plans and Programs

An Affected Employee’s participation in all other employee benefit plans and/or programs of any Employer will cease as of his Termination Date, subject to the terms and conditions of the governing documents and/or policies of those employee benefit plans and/or programs.

If an Affected Employee qualifies for a Severance Benefit under the Plan, his termination will be considered a termination “for the convenience of the Company” as applicable pursuant to the terms of any benefit plan, award or agreement in effect on November 27, 2007.

Except as otherwise indicated in Section 5(b), no employee or employer contributions to any Employer-sponsored savings or retirement plans during the Severance Continuation Period will be allowed.

Whether an Affected Employee satisfies the requirements for a Severance Benefit, his rights under any Employer’s health care plan, health care reimbursement plan and/or dependent care reimbursement plan will be governed by the provisions of each respective plan and, with respect to any such health care plan and health care reimbursement plan, the provisions of COBRA.

7.             Tax Considerations - Code Section 409A; Code Section 280G

(a)           Code Section 409A.

(i)            General Rule. Transocean intends that the Plan comply in form and operation with the provisions of Code Section 409A to the extent applicable. Notwithstanding anything in the Plan to the contrary, if any Plan provision or payment made under the Plan would result in the imposition of an excise tax under Code Section 409A, the Plan Administrator shall use its best efforts to reform such provision or payment in a manner the Plan Administrator determines is appropriate to comply with Code Section 409A, and no such action shall be deemed to adversely affect the rights of any Affected Employee under the Plan. An entitlement to a series of payments under the Plan is to be treated as an entitlement to a series of separate payments.

(ii)           Specified Employees. If an Affected Employee is a “specified employee,” as such term is defined in Code Section 409A, any payments payable as a result of the Affected Employee’s termination of employment (other than death) shall not be payable before the earliest of (x) the date that is six months after the Affected Employee’s termination, (y) the date of the Affected Employee’s death, or (z) the date that otherwise complies with the requirements of Code Section 409A. This Section shall be applied by accumulating all payments that otherwise would have been paid within six months of the Affected Employee’s termination and paying such accumulated amounts (without interest) at the earliest date which complies with the requirements of Code Section 409A.

(iii)          Reimbursements. All reimbursements pursuant to the Plan shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) such that the reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amounts reimbursed during one taxable year of the Affected Employee may not affect the amounts reimbursed in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Affected Employee’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

(b)           Code Section 280G.

(i)            General Rule. Notwithstanding any contrary provisions in any plan, program or policy of an Employer and except as provided in subsection (ii) below, if all or any portion of the benefits payable under the Plan, either alone or together with other payments and benefits which an Affected Employee is to receive or is entitled to receive from an Employer or Affiliate, would constitute a “parachute payment” within the meaning of Code Section 280G, the Employer shall reduce the payments and benefits payable under the Plan to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (w) the total amount payable to the Affected Employee under the Plan, plus (x) all other payments and benefits which the Affected Employee receives or is then entitled to receive from an Employer or Affiliate that, alone or in combination with the payments and benefits payable under the Plan (after taking into account any reduction contemplated in subsection (iii)), would constitute a “parachute payment” within the meaning of Code Section 280G (each such benefit hereinafter referred to as an “Additional Parachute Payment”), less (y) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Affected Employee (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Plan), less (z) the amount of excise taxes imposed with respect to the payments and benefits described in (w) and (x) above by Code Section 4999.

(ii)           Exception if Gross-Up Applies. If an Affected Employee is entitled to a Gross-Up Payment with respect to an Additional Parachute Payment paid pursuant to any other plan, program or policy of an Employer or Affiliate, the provisions of Section 7(b) above shall not apply. A “Gross-Up Payment” means a payment by an Employer or Affiliate to cover the excise tax imposed on an Additional Parachute Payment by Code Section 4999.

(iii)          Ordering Rule. Notwithstanding any contrary provisions in any other plan, program or policy of an Employer or Affiliate, if any plan, program or policy of an Employer or Affiliate provides for a reduction designed to avoid the Code Section 4999 excise tax, such reduction shall first be applied to any Additional Parachute Payment subject to such reduction and, after having given effect to such reduction, the provisions of Section 7(b) above shall apply to the benefits payable under the Plan.

8.             Unemployment Benefits; Taxes

Payments under the Plan will not be reduced because of any unemployment benefits an Affected Employee may be eligible to receive under applicable federal or state unemployment laws. Any required U.S. federal or state income and employment tax withholding will be deducted from any benefit paid under the Plan.

9.             Payment of Severance Benefits on Death

If an Affected Employee dies on or after his Termination Date and after executing and returning the Waiver and Release (without having timely revoked it) but before receiving his full Severance Benefit, the remaining Severance Benefit will be paid to the executor or legal representative of the Affected Employee’s estate in a lump sum as soon as practicable after the date of death.

10.          Health Benefit Continuation of Eligible Surviving Dependents upon Death

If an Affected Employee dies on or after his Termination Date and after executing and returning the Waiver and Release (without having timely revoked it), his surviving dependents who would have been eligible for continuation health care coverage, as described above in Section 5(c), will be allowed to continue receiving health care coverage under the same terms and for the same period of time as if the Affected Employee had not died.

11.          Non-Assignment of Severance Payment

No benefit under the Plan will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, voluntary or involuntary, by operation of law or otherwise, and any attempt to do so will be void. Further, no benefit under the Plan will be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to it, except as required by law.

12.          Duration of the Plan

The Plan shall continue in effect through the Severance Protection Period. The Plan may be amended by written action of Transocean at any time and from time to time; provided, however, that the Plan shall not be amended during the Severance Protection Period in any way adverse to Affected Employees without their prior written consent, and provided further that no amendment pursuant to Section 7(a)(1) shall be deemed adverse to any Affected Employee.

13.          Adoption of Plan by Affiliates; Plan Administrator

Each Affiliate of Transocean and GlobalSantaFe will be considered an Employer and will remain an Employer under the Plan if it employed an Affected Employee as of the day immediately preceding the Closing Date or as of any time thereafter, provided that an Affiliate will not be an Employer if the Affiliate is specifically excluded from coverage under the Plan either through amendment of the Plan or by action of the Board of Directors of Transocean or such Affiliate.

By its participation in the Plan, each Affiliate acknowledges the appointment and authority of the Plan Administrator by Transocean and agrees to the Plan’s terms. By its participation in the Plan, an Affiliate also authorizes and designates Transocean and the Plan Administrator as the Affiliate’s agents to act in all transactions affecting the continued operation of the Plan.

The Plan Administrator shall have such powers as may be necessary to discharge its duties under the Plan, including, but not by way of limitation, the following powers and duties:

(i)            to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(ii)           to prescribe procedures to be followed by Affected Employees filing applications for benefits, if applicable;

(iii)          to receive from the Employers and from Affected Employees such information as shall be necessary for the proper administration of the Plan;

(iv)          to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan;

(v)           to furnish the Employers, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

(vi)          to appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal counsel; and

(vii)         to interpret and construe all terms, provisions, conditions and limitations of the Plan and to reconcile any inconsistency or supply any omitted detail that may appear in the Plan in such manner and to such extent as it shall determine consistent with the general terms of the Plan.

14.          Claims Procedures

(a)           Making a Claim

If benefits due under the Plan have not been provided within the applicable time frame specified for such benefits, an Affected Employee, his beneficiary or an authorized representative (referred to as the “Claimant”) must request those benefits in writing from the Plan Administrator within 90 days of the Termination Date or termination of benefit payments. Claims will be evaluated and approved or denied by the Plan Administrator in accordance with the terms of the Plan.

This Section 14 describes procedures that must be followed by the Plan in denying a claim, or by the Claimant in appealing the denial of a claim.

For all claims and appeals, the time frame during which a benefit determination must be made begins when the claim or appeal is filed as required by the Plan, even if all of the information necessary to make a benefit determination is not a part of the filing. If the deadline for a decision on a claim or appeal is extended because the Claimant did not provide all of the information necessary to decide the claim, the deadline for making the benefit determination will be extended by the length of time that passes between the extension notice and the date on which the requested additional information is provided to the Plan Administrator.

A Claimant may not sue for any Plan benefits until he has exhausted all of the appeal procedures provided in this Section 14.

(b)           Denial of a Claim

If a claim for benefits is denied under the Plan, the Claimant will be given written or electronic notice of the denial within a reasonable period of time after the claim is received. This will not be later than 90 days after the claim was received unless special circumstances require an extension of time for processing. If there is an extension, the Claimant will be given written notice of the extension, the reason for the extension within the initial 90-day period after the claim was received, and the date by which the decision is expected to be made. The extension will not extend beyond 180 days after the original claim was received by the Plan Administrator.

Any notice that a claim for benefits has been denied will include:

(i)            the specific reason(s) for the denial;

(ii)           the specific provision(s) of the Plan on which the denial is based;

(iii)          a description of any additional material or information necessary in order for the claim to be approved, and an explanation of why that material or information is necessary; and

(iv)          an explanation of how to appeal the denial, including a statement of the Claimant’s right to file a lawsuit under Section 502(a) of ERISA if his claim is denied on appeal.

(c)           Appealing a Denied Claim

If the claim is denied, the Claimant can request reconsideration of the claim denial by the Plan Administrator. The request must be made in writing within 60 days after the date the Claimant receives the claim denial. In connection with the appeal, the Claimant may provide the Plan Administrator written comments, documents, records and other information relating to the claim for benefits. The Claimant also will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. This includes any such item that:

(i)            was relied on in making a benefit determination;

(ii)           was submitted, considered or generated in making the benefit determination, regardless of whether it was relied on; or

(iii)          demonstrates compliance with administrative processes and safeguards designed to ensure benefit determinations are appropriately made in accordance with the Plan.

(d)           Review of Denied Claim on Appeal

The Plan Administrator will reconsider any denied claim for which it receives an appeal as set forth in Subsection 14(c). The Plan Administrator’s review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, even if this information was not submitted or considered in the initial benefit determination.

The Plan Administrator must make its decision on the appeal within a reasonable period after receiving the appeal, but not later than 60 days after the appeal was received (plus up to an additional 60 days if special circumstances require an extension of the deadline for making a decision on appeal). The Claimant will be notified in writing, within 60 days after the date that the appeal was received by the Plan Administrator, if any extension is necessary. That notice will state why the extension is required and the date by which the Plan Administrator expects to make the decision on the appeal.

The decision on the appeal will be provided to the Claimant in writing or electronically. If the claim is denied on appeal, the decision will include:

(i)            the specific reason(s) for the denial;

(ii)           the specific provision(s) of the Plan on which the denial is based;

(iii)          a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits (as described above in Subsection 14(c));

(iv)          a statement describing voluntary appeal procedures offered by the Plan, if any, and the Claimant’s right to obtain further information about any such procedures; and

(v)           a statement of the Claimant’s right to file a lawsuit under ERISA.

Subject to a Claimant’s right to file a lawsuit under ERISA, the decision on appeal will be final and binding on the Claimant, the Plan Administrator and all other interested parties.

15.          Participant Rights

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court after you have exhausted all of the appeal procedures provided for in Section 14 of the Plan. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

16.          Prior Severance Plans

The Plan supersedes, amends and restates all prior severance plans, practices and policies (other than individual contracts providing for severance benefits) in effect with any Employer, specifically including the Transocean Executive Severance Policy and the GlobalSantaFe Severance Program for Shorebased Staff Personnel; provided, however, that the Transocean Executive Change of Control Severance Benefit policy remains in effect and is not superseded. The superseded severance plans, practices and policies are discontinued and terminated with respect to all Affected Employees eligible for a benefit under the Plan.

17.          Plan Document Controls

In the event of any inconsistency between the Plan document and any other communication regarding the Plan, the Plan document as contained herein controls.

18.          Construction

Nothing in the Plan shall be construed to amend any provision of any plan or policy of an Employer or any Affiliate except as otherwise expressly noted herein. The Plan is not, and shall not be deemed to create, any commitment by an Employer or any Affiliate to continue any Employee’s employment. The captions of the Plan are not part of the provisions of the Plan and shall have no force or effect. Whenever the context requires, the masculine gender includes the feminine gender, and words used in the singular or plural will include the other.

19.          Controlling Law

The Plan is an employee welfare benefit plan under ERISA. The Plan and the Waiver and Release will be interpreted under ERISA and the laws of the State of Texas to the extent that state law is applicable. Any controversy or dispute arising under or as a result of the Plan will be subject to the exclusive jurisdiction of the U.S. and will be brought in Houston, Harris County, Texas. As a condition to participating in and receiving any benefits under the Plan, an Affected Employee agrees to waive all of his rights to pleas regarding subject matter jurisdiction, personal jurisdiction, or venue with respect to any matter(s) or dispute(s) arising out of or connected with the Plan.

20.          General Information

(a)           Plan Sponsor:

Transocean Inc.

Grand Cayman Office

70 Harbour Dr.

4th FL, Block B

George Town, KY

Cayman Islands

Postal Address

Transocean Inc.

Grand Cayman Office

P.O. Box 10342

Grand Cayman KYI-1003

Cayman Islands

Telephone number +1 345-745-4500

(b)           Employer Identification Number of Plan Sponsor:  66-0582307.

(c)           Plan Number:  515.

(d)           Plan Year:  The plan year for reporting to governmental agencies and employees shall be the calendar year.

(e)           Plan Administrator:  The Administrative Committee of Transocean, or such person or entity as Transocean may thereafter designate from time to time.

Transocean Inc.

Administrative Committee

c/o Transocean Offshore Deepwater Drilling Inc.

Attn: Benefits Manager

4 Greenway Plaza

Houston, TX 77046

1-800-474-8352

The Plan Administrator is responsible for the operation and administration of the Plan. The Plan Administrator is authorized, in its discretion, to construe and interpret the Plan, and its decisions shall be final and binding. Benefits under the Plan will be paid only if the Plan Administrator decides, in its discretion, that the applicant is entitled to them. The Plan Administrator shall make all reports and disclosures required by law.

(f)            Agent for Service of Legal Process:

Transocean Offshore Deepwater Drilling Inc.

Attn: Manager HR - Headquarters

4 Greenway Plaza

Houston, TX 77046

713-232-7500

(g)           Plan Duration: Severance Protection Period.

(h)           Source of Benefits:  Payments under the Plan shall be made from the general assets of the appropriate Employers, as determined by the Plan Administrator.

Exhibit A

WAIVER AND RELEASE AGREEMENT

In exchange for the payment and the other promises made by Transocean Offshore Deepwater Drilling Inc. (“Transocean”) in this Waiver and Release Agreement (“Agreement”), I, NAME, on behalf of myself, my heirs, relations, successors, executors, administrators, assigns, agents, representatives, attorneys, and anyone acting on my behalf, promise and agree as follows:

I irrevocably and unconditionally release, acquit, and forever discharge Transocean and its predecessors, successors, parent and affiliated companies (collectively, the “Transocean Group”), and its and their past and present officers, directors, attorneys, insurers, agents, servants, suppliers, representatives, employees, affiliates, subsidiaries, parent companies, partners, predecessors and successors in interest, assigns and benefit plans (except with respect to vested benefits under such plans), and any other persons or firms for whom Transocean could be legally responsible (collectively, “Released Parties”), from any and all claims, liabilities or causes of action, whether known or now unknown to me, arising from or related in any way to my employment or termination of my employment with Transocean and/or any of the Released Parties and occurring through the date I sign this Agreement, as indicated below (the “Execution Date”).

I acknowledge that this Agreement is my knowing and voluntary waiver of all rights or claims arising on or before the Execution Date. I understand and agree that my waiver includes, but is not limited to, all waivable charges, complaints, claims, liabilities, actions, suits, rights, demands, costs, losses, damages or debts of any nature, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Texas Commission on Human Rights Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act, as amended; the Older Workers Benefit Protection Act; the Family and Medical Leave Act of 1993; the Texas Workers’ Compensation Act; the Texas Labor Code; the Employee Retirement Income Security Act of 1974, as amended; all state and federal statutes and regulations; and the common law, whether based in law or equity, in tort or contract. I further acknowledge and agree that my waiver of rights or claims is in exchange for valuable payments and other promises in addition to anything of value to which I already am entitled.

I acknowledge and agree that Transocean has no obligation to reemploy, rehire or recall me, and promise that I shall not apply for re-employment with the Transocean Group.

I agree that in connection with any existing or future administrative, civil or criminal legal proceeding, arbitration, mediation or investigation brought by or against any member of the Transocean Group, including any internal investigation, relating to events which occurred during my employment or about which I may have information, I will cooperate fully and devote such time as may be reasonably required in the investigation, preparation, prosecution or defense of such proceeding. This includes, but is not limited to, executing truthful declarations or providing information and/or documents, offering and explaining evidence, participating in discovery, and trial preparation and testimony, all as may be deemed reasonably necessary or desirable by Transocean. For its part, upon receipt of satisfactory documentation from me, Transocean shall reimburse me promptly for my reasonable expenses incurred in connection with my assistance and/or cooperation with respect to such proceedings.

I agree that I will not:

a.             Divulge or appropriate for my own use or the use of others any confidential information or trade secrets pertaining to the business of the Transocean Group that I obtained or learned while employed by any member of the Transocean Group; or

b.             during the period beginning on the Execution Date of this Agreement and ending two years thereafter, solicit on my own behalf, or on behalf of any other person, firm or company, the employment of any person employed by any member of the Transocean Group.

I acknowledge and agree that this Agreement does not in any way limit or diminish my existing obligations to protect the confidential information, trade secrets and business assets of the Transocean Group.

For my promises in this Agreement, Transocean agrees to pay me $AMOUNT HERE, less applicable taxes and withholdings (the “Amount”), and certain other benefits (the “Additional Benefits”) described in the Transocean Special Transition Severance Plan for Shore-Based Employees (the “Transition Plan”). I understand that I will be paid the Amount in accordance with the terms of this Agreement and the Transition Plan, either on a “lump sum” or a “salary continuation” basis, whichever applies to me per the Transition Plan.

Provided that that I sign this Agreement, return it to Transocean per the instructions below, do not revoke it within the seven-day period immediately following the Execution Date (the “Revocation Period”), and comply with its terms, the Agreement becomes enforceable upon expiration of the Revocation Period.

I acknowledge and understand that I am not entitled to the Amount or the Additional Benefits except in exchange for this Agreement. Therefore, I will not be paid the Amount or receive the Additional Benefits unless I execute, date and return this Agreement to Transocean, do not revoke this Agreement within the Revocation Period, and comply with its terms.

I warrant, acknowledge and agree that:

a.             My acceptance of this Agreement is completely voluntary;

b.             I have had the opportunity to consider this Agreement for forty-five (45) days (or until insert 45 day date ), though I understand I may accept sooner than 45 days if I choose;

c.             I am hereby being advised in writing by Transocean to consult with an attorney regarding the terms of this Agreement before accepting;

d.             if I accept this Agreement, I have the Revocation Period to revoke my acceptance;

e.             this Agreement shall become enforceable upon expiration of the Revocation Period so long as I have not revoked my acceptance of the Agreement and have complied with its terms;

f.              I am receiving under this Agreement consideration of value in addition to anything to which I already am entitled;

g.             I have been informed in writing in the attached Schedule A to this Agreement of:  (1) the unit of individuals considered for termination and offered a payment and benefits package in exchange for a waiver and release, (2) the eligibility factors for the offer, (3) the time limits applicable, (4) the job titles and ages of all individuals eligible or selected for the package, and (5) the ages of all individuals in the same job classification or organizational unit who are not selected or eligible for the payment and benefits package; and

h.             I do not waive any claims or rights that may arise after the Execution Date of this Agreement.

I promise to keep the terms and conditions of this Agreement strictly confidential and will disclose them only to professional advisors or as required by law. This commitment to confidentiality is essential to this Agreement, and I recognize the right of Transocean to take whatever measures are necessary to enforce my promise of confidentiality.

I acknowledge and agree that I have carefully read this Agreement and I represent, warrant and promise as follows:

a.             I understand this Agreement is my release and waiver of all waivable claims, known and unknown, past or present, which exist on or before the Execution Date;

b.             I have entered into this Agreement in exchange for Transocean’s promises in this Agreement, including to pay the Amount and provide the Additional Benefits;

c.             I am fully competent to execute this Agreement, which I understand is a binding contract;

d.             I accept this Agreement of my own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and without reliance on any representation of any kind or character not specifically included in writing in this Agreement;

e.             I execute this Agreement fully knowing its effect and voluntarily; and

f.              I understand that Transocean is relying upon the truthfulness of the statements I make in this Agreement, and I understand that Transocean would not enter into this Agreement with me or pay me the Amount or provide the Additional Benefits if I did not make each of the representations and promises contained in this Agreement.

This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, notwithstanding any conflicts of law principles which may refer to the laws of any other jurisdiction.

To accept this Agreement, I understand that I must sign the Acceptance of Agreement (below) before a notary public. I then must return the signed and notarized Agreement to Debbie Groff at Transocean no later than close of business on insert 45 day date. The fully executed Agreement should be delivered by hand to the Human Resources Department marked to the attention of Debbie Groff or mailed to the following address:

Transocean Offshore Deepwater Drilling Inc.

Attention:  Debbie Groff

P.O. Box 2765

Houston, Texas  77252-2765

This Agreement will not be enforceable and no payment of the Amount or provision of Additional Benefits will be made unless the above procedure is strictly followed. I understand that if I have any questions concerning the procedure, I may call Debbie Groff at 713. 232.7650.

To revoke this Agreement, I understand that I must provide written notice to Transocean, signed by me before a notary public, stating my intention to revoke. Notice of my intention to revoke must be delivered before the Revocation Period expires, and should be delivered by hand to the Human Resources Department marked to the attention of Debbie Groff or mailed to the address above. I understand that my revocation of this Agreement will not be effective unless the above procedure is strictly followed.

ACKNOWLEDGMENT OF RECEIPT

This Agreement was given to me on this       day of            , 200  .

Employee’s Signature

ACCEPTANCE OF AGREEMENT BY COMPANY

Accepted and agreed to this       day of             , 200  .

TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC.

By:

Name:

Title:

ACCEPTANCE OF AGREEMENT BY EMPLOYEE

This Acceptance must be signed and dated no later than insert 45 day date.

I knowingly and voluntarily choose to accept this Waiver and Release Agreement and agree to be bound by it.

Accepted this      day of             , 200  .

Employee’s Signature

NOTARIAL ACKNOWLEDGMENT

STATE OF	§

§

COUNTY/PARISH OF	§

BEFORE ME, the undersigned, on this day personally appeared                   , known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that such person executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this        day of           , 200  .

Notary Public in and for the State of

Schedule A

(A) The decisional unit is all [describe level] employees in the [Name] Department.

(B) All [describe level] employees in the [Name] Department were eligible to be considered for termination of employment. [Number] persons were selected for employment termination based on individual performance, individual contribution and overall departmental needs.

(C) [Number] employees were selected for employment termination and are being offered a payment and benefits package in exchange for a waiver and release agreement. To accept the package, the terminated employee must sign and return the waiver and release agreement to Debbie Groff within 45 days (i.e., on or before [DATE]). After a signed and notarized copy of the waiver and release indicating acceptance of the offer has been returned to Debbie Groff, the employee will then have 7 days to revoke the waiver and release agreement and must do so by delivering a written statement of revocation to Debbie Groff which must be received at Transocean no later than the close of business on the 7th day after acceptance.

(D) The following is a listing of the ages and job titles of [describe level] employees in the [Name] Department who were released from employment and received the offer of a payment and benefits package in exchange for signing a waiver and release agreement and a listing of the ages of those [describe level] employees in the [NAME] department who did not.

[Describe level] Job Titles: [Name] Department:	Ages of persons released:	Ages of persons retained:

Exhibit B

WAIVER AND RELEASE AGREEMENT

In exchange for the payment and the other promises made by Transocean Offshore Deepwater Drilling Inc. (“Transocean”) in this Waiver and Release Agreement (“Agreement”), I, NAME, on behalf of myself, my heirs, relations, successors, executors, administrators, assigns, agents, representatives, attorneys, and anyone acting on my behalf, promise and agree as follows:

I irrevocably and unconditionally release, acquit, and forever discharge Transocean and its predecessors, successors, parent and affiliated companies (collectively, the “Transocean Group”), and its and their past and present officers, directors, attorneys, insurers, agents, servants, suppliers, representatives, employees, affiliates, subsidiaries, parent companies, partners, predecessors and successors in interest, assigns and benefit plans (except with respect to vested benefits under such plans), and any other persons or firms for whom Transocean could be legally responsible (collectively, “Released Parties”), from any and all claims, liabilities or causes of action, whether known or now unknown to me, arising from or related in any way to my employment or termination of my employment with Transocean and/or any of the Released Parties and occurring through the date I sign this Agreement, as indicated below (the “Execution Date”).

I acknowledge that this Agreement is my knowing and voluntary waiver of all rights or claims arising on or before the Execution Date. I understand and agree that my waiver includes, but is not limited to, all waivable charges, complaints, claims, liabilities, actions, suits, rights, demands, costs, losses, damages or debts of any nature, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Texas Commission on Human Rights Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act, as amended; the Older Workers Benefit Protection Act; the Family and Medical Leave Act of 1993; the Texas Workers’ Compensation Act; the Texas Labor Code; the Employee Retirement Income Security Act of 1974, as amended; all state and federal statutes and regulations; and the common law, whether based in law or equity, in tort or contract. I further acknowledge and agree that my waiver of rights or claims is in exchange for valuable payments and other promises in addition to anything of value to which I already am entitled.

I acknowledge and agree that Transocean has no obligation to reemploy, rehire or recall me, and promise that I shall not apply for re-employment with the Transocean Group.

I agree that in connection with any existing or future administrative, civil or criminal legal proceeding, arbitration, mediation or investigation brought by or against any member of the Transocean Group, including any internal investigation, relating to events which occurred during my employment or about which I may have information, I will cooperate fully and devote such time as may be reasonably required in the investigation, preparation, prosecution or defense of such proceeding. This includes, but is not limited to, executing truthful declarations or providing information and/or documents, offering and explaining evidence, participating in discovery, and trial preparation and testimony, all as may be deemed reasonably necessary or desirable by Transocean. For its part, upon receipt of satisfactory documentation from me, Transocean shall reimburse me promptly for my reasonable expenses incurred in connection with my assistance and/or cooperation with respect to such proceedings.

I agree that I will not:

a.             Divulge or appropriate for my own use or the use of others any confidential information or trade secrets pertaining to the business of the Transocean Group that I obtained or learned while employed by any member of the Transocean Group; or

b.             during the period beginning on the Execution Date of this Agreement and ending two years thereafter, solicit on my own behalf, or on behalf of any other person, firm or company, the employment of any person employed by any member of the Transocean Group.

I acknowledge and agree that this Agreement does not in any way limit or diminish my existing obligations to protect the confidential information, trade secrets and business assets of the Transocean Group.

For my promises in this Agreement, Transocean agrees to pay me $AMOUNT HERE, less applicable taxes and withholdings (the “Amount”), and certain other benefits (the “Additional Benefits”) described in the Transocean Special Transition Severance Plan for Shore-Based Employees (the “Transition Plan”). I understand that I will be paid the Amount in accordance with the terms of this Agreement and the Transition Plan, either on a “lump sum” or a “salary continuation” basis, whichever applies to me per the Transition Plan.

Provided that that I sign this Agreement, return it to Transocean per the instructions below, do not revoke it within the seven-day period immediately following the Execution Date (the “Revocation Period”), and comply with its terms, the Agreement becomes enforceable upon expiration of the Revocation Period.

I acknowledge and understand that I am not entitled to the Amount or the Additional Benefits except in exchange for this Agreement. Therefore, I will not be paid the Amount or receive the Additional Benefits unless I execute, date and return this Agreement to Transocean, do not revoke this Agreement within the Revocation Period, and comply with its terms.

I warrant, acknowledge and agree that:

a.             My acceptance of this Agreement is completely voluntary;

b.             I have had the opportunity to consider this Agreement for twenty-one (21) days (or until insert 21 day date), though I understand I may accept sooner than 21 days if I choose;

c.             I am hereby being advised in writing by Transocean to consult with an attorney regarding the terms of this Agreement before accepting;

d.             if I accept this Agreement, I have the Revocation Period to revoke my acceptance;

e.             this Agreement shall become enforceable upon expiration of the Revocation Period so long as I have not revoked my acceptance of the Agreement and have complied with its terms;

f.              I am receiving under this Agreement consideration of value in addition to anything to which I already am entitled; and

g.             I do not waive any claims or rights that may arise after the Execution Date of this Agreement.

I promise to keep the terms and conditions of this Agreement strictly confidential and will disclose them only to professional advisors or as required by law. This commitment to confidentiality is essential to this Agreement, and I recognize the right of Transocean to take whatever measures are necessary to enforce my promise of confidentiality.

I acknowledge and agree that I have carefully read this Agreement and I represent, warrant and promise as follows:

a.             I understand this Agreement is my release and waiver of all waivable claims, known and unknown, past or present, which exist on or before the Execution Date;

b.             I have entered into this Agreement in exchange for Transocean’s promises in this Agreement, including to pay the Amount and provide the Additional Benefits;

c.             I am fully competent to execute this Agreement, which I understand is a binding contract;

d.             I accept this Agreement of my own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and without reliance on any representation of any kind or character not specifically included in writing in this Agreement;

e.             I execute this Agreement fully knowing its effect and voluntarily; and

f.              I understand that Transocean is relying upon the truthfulness of the statements I make in this Agreement, and I understand that Transocean would not enter into this Agreement with me or pay me the Amount or provide the Additional Benefits if I did not make each of the representations and promises contained in this Agreement.

This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, notwithstanding any conflicts of law principles which may refer to the laws of any other jurisdiction.

To accept this Agreement, I understand that I must sign the Acceptance of Agreement (below) before a notary public. I then must return the signed and notarized Agreement to Debbie Groff at Transocean no later than close of business on insert 21 day date. The fully executed Agreement should be delivered by hand to the Human Resources Department marked to the attention of Debbie Groff or mailed to the following address:

Transocean Offshore Deepwater Drilling Inc.

Attention:  Debbie Groff

P.O. Box 2765

Houston, Texas  77252-2765

This Agreement will not be enforceable and no payment of the Amount or provision of Additional Benefits will be made unless the above procedure is strictly followed. I understand that if I have any questions concerning the procedure, I may call Debbie Groff at 713. 232.7650.

To revoke this Agreement, I understand that I must provide written notice to Transocean, signed by me before a notary public, stating my intention to revoke. Notice of my intention to revoke must be delivered before the Revocation Period expires, and should be delivered by hand to the Human Resources Department marked to the attention of Debbie Groff or mailed to the address above. I understand that my revocation of this Agreement will not be effective unless the above procedure is strictly followed.

ACKNOWLEDGMENT OF RECEIPT

This Agreement was given to me on this       day of           , 200  .

Employee’s Signature

ACCEPTANCE OF AGREEMENT BY COMPANY

Accepted and agreed to this       day of           , 200  .

TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC.

By:

Name:

Title:

ACCEPTANCE OF AGREEMENT BY EMPLOYEE

This Acceptance must be signed and dated no later than insert 21 day date.

I knowingly and voluntarily choose to accept this Waiver and Release Agreement and agree to be bound by it.

Accepted this      day of            , 200  .

Employee’s Signature

NOTARIAL ACKNOWLEDGMENT

STATE OF	§

§

COUNTY/PARISH OF	§

BEFORE ME, the undersigned, on this day personally appeared                  , known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that such person executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this       day of           , 200  .

Notary Public in and for the State of